Exhibit 99
Bemis Company Reports Second Quarter Results and Announces Restructuring Program in Latin America

SUMMARY:

•	Second quarter adjusted diluted earnings per share were $0.67 in 2016 ($0.53 on a GAAP basis).

•	Adjusted return on invested capital was 10.4 percent at June 30, 2016, compared to 10.0 percent at June 30, 2015.

•	On April 29, 2016, Bemis acquired the medical device packaging operations and related value-added services of SteriPack Group.

•
Bemis initiated a restructuring program, reflecting in part the further integration of the recent Emplal acquisition. The Company will close four plants in Latin America to improve efficiencies and reduce fixed costs.

◦	Total program charges incurred throughout 2016 and 2017 are estimated to be $28 to $30 million (at current exchange rates).

◦	Cost reductions from the program are expected to reach the full run rate of approximately $16 million (at current exchange rates) annually during 2018.

◦
The benefits of this program will offset headwinds from the impact of the economic environment in Latin America, helping the Company achieve its long-term margin targets in the Global Packaging segment.

•	Management confirmed full year adjusted EPS to be in the range of $2.68 to $2.78 ($2.47 to $2.57 on a GAAP basis, which considers expected restructuring charges during the balance of the year).

Neenah, Wisconsin, July 28, 2016 - Bemis Company, Inc. (NYSE:BMS) today reported second quarter 2016 diluted earnings per share from continuing operations of $0.53. Excluding the effect of restructuring and acquisition-related costs detailed in the attached schedule, “Reconciliation of Non-GAAP Earnings Per Share,” adjusted diluted earnings per share from continuing operations would have been $0.67 in both 2016 and 2015. The net impact of currency translation decreased earnings per share in the second quarter of 2016 by approximately $0.02, as compared to the prior second quarter.

“We continue to execute our strategy to meet our long-term financial goals,” said William F. Austen, Bemis Company's President and Chief Executive Officer. “In our U.S. business, our asset recapitalization program continues to enhance margins and volumes. This quarter, U.S. margins again increased, with the slope of improvement slightly muted due to mix of business. As we move into the third quarter, we expect innovation and our asset recapitalization program to continue to deliver margin improvement.” Austen continued, “In our global business, we made progress this quarter. In Latin America, we improved profits sequentially related to the operational inefficiencies we experienced in the first quarter. In our healthcare business, we continue to work through the ramp-up of our newly hired workforce at our expanded Oshkosh facility; we anticipate the profit benefits from this investment to begin during the fourth quarter. I remain confident in our people, our strategy, and our drive to deliver long-term value to shareholders.”

BUSINESS SEGMENT RESULTS

U.S. Packaging
U.S. Packaging net sales of $671.0 million for the second quarter of 2016 represented a decrease of 3.4 percent compared to the same period of 2015. Compared to prior year, unit volumes were up approximately one percent during the second quarter. The decrease in net sales was driven by the contractual pass through of lower raw material costs as well as the mix of products sold.

U.S. Packaging operating profit increased to $103.5 million in the second quarter of 2016, or 15.4 percent of net sales, compared to $102.9 million, or 14.8 percent of net sales, in 2015. This margin increase reflects operational improvements attributable to manufacturing efficiencies from the Company’s asset recapitalization program, partially offset by the impact of lower sales mix of products sold during the quarter.

Global Packaging
Global Packaging net sales for the second quarter of 2016 of $350.3 million represent an increase of 4.4 percent compared to the same period of 2015. Currency translation reduced net sales by 12.6 percent, primarily due to currencies in Latin America. Acquisitions increased net sales by 7.7 percent. Excluding the impact of currency translation and the acquisition, net sales increased by 9.3 percent, reflecting increased unit volumes of approximately one percent, along with increased sales price and mix.

Global Packaging operating profit for the second quarter was $8.5 million, compared to $27.0 million for the same period in 2015. Excluding restructuring and acquisition-related costs, segment adjusted operating profit would have been $28.1 million, or 8.0 percent of net sales, which compares to 8.1 percent of net sales in 2015. (See attached schedule: “Reconciliation of Non-GAAP Operating Profit.”) The net impact of currency translation reduced operating profit during the second quarter of 2016 by $2.6 million as compared to the same period in 2015, primarily due to currencies in Latin America. Operating profit during the quarter also reflects the impact of positive sales mix and volume, partially offset by continued operational inefficiencies at one of the Company's healthcare packaging facilities.

RESTRUCTURING

During the second quarter of 2016, Bemis initiated a restructuring program in its Global Packaging segment to improve efficiencies and reduce fixed costs. The Company will close four facilities in Latin America by the middle of 2017. A portion of these closures reflect the Company’s synergy plan related to the recent Emplal acquisition to optimize its footprint.  Total restructuring costs for this program are estimated to be in the range of $28 to $30 million (at current exchange rates), $13.3 million of which was booked during the second quarter of 2016. Cost reductions from the program are expected to reach the full run rate of approximately $16 million (at current exchange rates) annually during 2018.

William F. Austen said, “Our decision to consolidate facilities in Latin America reflects our desire to be good stewards of our expanded resources. The modern and efficient facilities we acquired with the Emplal acquisition provide the capacity that allows us to move some production from our legacy locations. As the economic environment in Latin America continues to challenge consumers, as well as our customers in the region, the benefits of this consolidation will help offset those headwinds and will keep us on track in achieving our long-term margin targets in the Global Packaging segment.”

CASH FLOW AND CAPITAL STRUCTURE

Cash flow from operations for the six months ended June 30, 2016 was $153.0 million, compared to $218.5 million in the prior year.

Total company net debt to adjusted EBITDA was 2.6 times at June 30, 2016 reflecting the impact of recent acquisitions. Net debt is defined as total debt less cash, and adjusted EBITDA is defined as the last twelve months total company adjusted operating income plus depreciation and amortization.

Capital expenditures totaled $77.9 million for the six months ended June 30, 2016, reflecting continued investment in new capacity to support growth initiatives and productivity improvements.

2016 OUTLOOK

Management confirmed full year adjusted earnings per share to be in the range of $2.68 to $2.78 ($2.47 to $2.57 on a GAAP basis, which considers expected restructuring charges during the balance of the year).

Management reduced cash from operations guidance to be in the range of $425 to $465 million, as compared to the previous range of $450 to $500 million. This updated guidance reflects the impact of the restructuring program and the timing of working capital improvement initiatives.

Management continues to expect capital expenditures to be approximately $200 million.

PRESENTATION OF NON-GAAP INFORMATION

This press release refers to non-GAAP financial measures: adjusted operating profit, adjusted operating profit as a percentage of net sales, net debt to adjusted EBITDA, adjusted return on invested capital, and adjusted diluted earnings per share. These non-GAAP financial measures adjust for factors that are unusual or unpredictable. These measures exclude the impact of certain amounts related to facility consolidation and plant closure activities, including employee-related costs, equipment relocation costs, accelerated depreciation, and the write-down of equipment. These measures also exclude gains or losses on sales of significant property and divestitures, certain litigation matters, and certain acquisition-related expenses, including transaction expenses, due diligence expenses, professional and legal fees, purchase accounting adjustments for inventory and order backlog, and changes in fair value of deferred acquisition payments. This adjusted information should not be construed as an alternative to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP). It is provided solely to assist in an investor's understanding of the impact of these items on the comparability of the Company's ongoing business operations.

FORWARD-LOOKING STATEMENTS

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking,” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such content is subject to certain risks and uncertainties, including but not limited to general and global economic conditions caused by inflation, interest rates, consumer confidence, rates of unemployment and foreign currency exchange rates; investment performance of assets in our pension plans; competitive conditions within our markets, including the acceptance of our new and existing products; potential loss of business or increased costs due to customer or vendor consolidation; customer contract bidding activity; threats or challenges to our patented or proprietary technologies; raw materials: cost availability, and terms (particularly for polymer resins and adhesives); price changes for raw materials and our ability to pass these price changes to our customers or otherwise manage commodity price fluctuation risks; unexpected energy surcharges; broad changes in customer order patterns; a failure in our information technology infrastructure or applications; changes in governmental regulation, especially in the areas of environmental, health and safety matters, fiscal incentives and foreign investment; unexpected outcomes in our current and future administrative and litigation proceedings; unexpected outcomes in our current and future tax proceedings; changes in domestic and international tax laws; costs associated with the pursuit of business combinations or divestitures; unexpected costs associated with the integration of acquired businesses; unexpected costs and timing related to transition of production; changes in our labor relations; and the impact of changes in the world political environment including threatened or actual armed conflict. Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors, which are detailed in the Company's regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2015.

INVESTOR CONFERENCE CALL

Bemis Company, Inc. will webcast an investor telephone conference regarding its second quarter 2016 financial results this morning at 12 p.m., Eastern Time. Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.” Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

ABOUT BEMIS COMPANY, INC.

Bemis Company, Inc. (“Bemis” or the “Company”) is a major supplier of flexible packaging used by leading food, consumer products, healthcare, and other companies worldwide. Founded in 1858, Bemis reported 2015 net sales from continuing operations of $4.1 billion. Bemis has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting. Headquartered in Neenah, Wisconsin, Bemis employs approximately 18,000 individuals worldwide. More information about Bemis is available at our website, www.bemis.com.

For additional information please contact:

Erin M. Winters
Director of Investor Relations
(920) 527-5288
Bemis Company Inc.
One Neenah Center
P.O. Box 669
Neenah, Wisconsin 54957-0669

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net sales	$1,021.3	$1,030.3	$1,989.2	$2,070.4
Cost of products sold	804.3	809.1	1,563.4	1,631.7
Gross profit	217.0	221.2	425.8	438.7

Operating expenses:
Selling, general and administrative expenses	100.4	103.9	199.8	210.3
Research and development	11.6	11.5	23.1	22.8
Restructuring and acquisition-related costs	19.6	0.3	20.4	5.3
Other operating income	(3.6)	(3.7)	(5.9)	(6.3)

Operating income	89.0	109.2	188.4	206.6

Interest expense	14.0	12.8	29.4	25.9
Other non-operating income	(0.6)	(2.2)	(0.5)	(4.0)

Income from continuing operations before income taxes	75.6	98.6	159.5	184.7

Provision for income taxes	24.7	33.0	52.4	62.1

Income from continuing operations	50.9	65.6	107.1	122.6

Loss from discontinued operations	—	—	—	(2.6)

Net income	$50.9	$65.6	$107.1	$120.0

Basic earnings per share:
Income from continuing operations	$0.54	$0.68	$1.13	$1.26
Loss from discontinued operations	—	—	—	(0.03)
Net income	$0.54	$0.68	$1.13	$1.23

Diluted earnings per share:
Income from continuing operations	$0.53	$0.67	$1.12	$1.25
Loss from discontinued operations	—	—	—	(0.03)
Net income	$0.53	$0.67	$1.12	$1.22

Cash dividends paid per share	$0.29	$0.28	$0.58	$0.56

Weighted average shares outstanding (including participating securities):
Basic	94.7	96.9	94.8	97.3
Diluted	95.7	98.1	95.8	98.4

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	June 30, 2016	December 31, 2015
ASSETS

Cash and cash equivalents	$61.8	$59.2
Trade receivables	521.5	451.3
Inventories	551.0	525.9
Prepaid expenses and other current assets	84.7	82.6
Total current assets	1,219.0	1,119.0

Property and equipment, net	1,258.1	1,206.3

Goodwill	1,039.5	949.5
Other intangible assets, net	166.2	149.8
Deferred charges and other assets	84.5	65.2
Total other long-term assets	1,290.2	1,164.5

TOTAL ASSETS	$3,767.3	$3,489.8

LIABILITIES

Current portion of long-term debt	$1.3	$5.8
Short-term borrowings	20.4	29.6
Accounts payable	379.1	334.8
Employee-related liabilities	71.0	93.3
Accrued income and other taxes	41.3	35.2
Other current liabilities	74.4	90.4
Total current liabilities	587.5	589.1

Long-term debt, less current portion	1,532.3	1,353.9
Deferred taxes	188.4	172.4
Other liabilities and deferred credits	161.7	167.0

TOTAL LIABILITIES	2,469.9	2,282.4

EQUITY

Common stock issued (128.8 and 128.2 shares, respectively)	12.9	12.8
Capital in excess of par value	572.2	573.2
Retained earnings	2,267.5	2,216.0
Accumulated other comprehensive loss	(426.2)	(509.9)
Common stock held in treasury (34.1 and 33.1 shares at cost, respectively)	(1,129.0)	(1,084.7)

TOTAL EQUITY	1,297.4	1,207.4

TOTAL LIABILITIES AND EQUITY	$3,767.3	$3,489.8

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities
Net income	$107.1	$120.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	81.3	80.1
Excess tax benefit from share-based payment arrangements	(4.3)	(0.5)
Share-based compensation	9.4	9.5
Deferred income taxes	8.3	(0.9)
Income of unconsolidated affiliated company	(0.9)	(0.9)
Non-cash impairment charge of discontinued operations	—	3.2
Loss (gain) on sale of property and equipment	1.7	(3.6)
Changes in working capital, excluding effect of acquisitions, divestitures and currency	(62.1)	10.1
Changes in other assets and liabilities	12.5	1.5

Net cash provided by operating activities	153.0	218.5

Cash flows from investing activities
Additions to property and equipment	(77.9)	(96.3)
Business acquisitions and adjustments, net of cash acquired	(107.3)	—
Proceeds from sale of property and equipment	0.2	7.4
Proceeds from divestitures	—	13.6

Net cash used in investing activities	(185.0)	(75.3)

Cash flows from financing activities
Proceeds from issuance of long-term debt	0.2	2.0
Repayment of long-term debt	(23.7)	—
Net borrowing of commercial paper	174.2	43.5
Net repayment of short-term debt	(3.7)	(0.5)
Cash dividends paid to shareholders	(59.6)	(55.2)
Common stock purchased for the treasury	(44.3)	(83.4)
Deferred payments for business acquisitions	—	(4.4)
Excess tax benefit from share-based payment arrangements	4.3	0.5
Stock incentive programs and related tax withholdings	(14.6)	(2.7)

Net cash provided by (used in) financing activities	32.8	(100.2)

Effect of exchange rates on cash and cash equivalents	1.8	(2.3)

Net increase in cash and cash equivalents	2.6	40.7

Cash and cash equivalents balance at beginning of year	59.2	47.1

Cash and cash equivalents balance at end of period	$61.8	$87.8

BEMIS COMPANY, INC. AND SUBSIDIARIES
OPERATING PROFIT AND PRETAX PROFIT
(in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
U.S. Packaging operating profit	$103.5	$102.9	$205.2	$198.3

Global Packaging:
Operating profit before restructuring and acquisition-related costs	28.1	27.3	44.4	56.6
Restructuring and acquisition-related costs	(19.6)	(0.3)	(20.2)	(5.3)
Operating profit	8.5	27.0	24.2	51.3

General corporate expenses	(23.0)	(20.7)	(41.0)	(43.0)

Operating income	89.0	109.2	188.4	206.6

Interest expense	14.0	12.8	29.4	25.9

Other non-operating income	(0.6)	(2.2)	(0.5)	(4.0)

Income from continuing operations before income taxes	$75.6	$98.6	$159.5	$184.7

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP OPERATING PROFIT
(in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
U.S. Packaging
Net sales	$671.0	$694.7	$1,331.5	$1,401.7

Operating profit as reported	$103.5	$102.9	$205.2	$198.3

Operating profit return on sales
As reported	15.4%	14.8%	15.4%	14.1%

Global Packaging
Net sales	$350.3	$335.6	$657.7	$668.7

Operating profit as reported	$8.5	$27.0	$24.2	$51.3

Non-GAAP adjustments:
Restructuring costs (1)	13.3	0.3	13.3	5.3
Acquisition-related costs (2)	6.3	—	6.9	—

Operating profit as adjusted	$28.1	$27.3	$44.4	$56.6

Operating profit return on sales
As reported	2.4%	8.0%	3.7%	7.7%
As adjusted	8.0%	8.1%	6.8%	8.5%

(1)
In 2016, includes costs primarily related to plant closures in Latin America. In 2015, includes costs related to the plant closure in Philadelphia, Pennsylvania (a healthcare packaging manufacturing facility).

(2)	Acquisition-related costs are comprised of acquisition costs associated with the Emplal Participações S.A. and SteriPack acquisitions.

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP EARNINGS PER SHARE
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Continuing Operations
Diluted earnings per share, as reported	$0.53	$0.67	$1.12	$1.25

Non-GAAP adjustments per share, net of taxes:
Restructuring costs (1)	0.09	—	0.09	0.03
Acquisition-related costs (2)	0.05	—	0.06	—

Diluted earnings per share, as adjusted	$0.67	$0.67	$1.27	$1.28

(1)
In 2016, includes costs primarily related to plant closures in Latin America. In 2015, includes costs related to the plant closure in Philadelphia, Pennsylvania (a healthcare packaging manufacturing facility).

(2)
Acquisition-related costs are comprised primarily of acquisition costs associated with the Emplal Participações S. A. and SteriPack acquisitions and were recorded both in operating income and interest expense (reflecting fees to extinguish portions of the Emplal seller's debt).

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP RETURN ON INVESTED CAPITAL
(in millions)
(unaudited)

	Quarter Ended				12 months ended June 30, 2016
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Income from Continuing Operations
Operating income (EBIT)	$89.0	$99.4	$97.2	$105.8	$391.4
Restructuring and acquisition-related costs	19.6	0.8	2.2	4.6	27.2

Adjusted EBIT (Bemis Company Inc.) (a)	$108.6	$100.2	$99.4	$110.4	$418.6

Average Invested Capital[1] (b)					2,613.7
Assumed tax rate[2] (c)					35.0%
Adjusted ROIC (a * (1 - c) / b)					10.4%

	Quarter Ended				12 months ended June 30, 2015
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Income from Continuing Operations
Operating Income (EBIT)	$109.2	$97.4	$98.5	$107.3	$412.4
Restructuring and acquisition-related costs	0.3	5.0	—	—	5.3
Adjusted EBIT (Continuing Operations)	109.5	102.4	98.5	107.3	417.7

(Loss) Income from Discontinued Operations	—	(2.6)	1.9	(44.5)	(45.2)
Income taxes	—	(1.1)	0.8	9.6	9.3
Other non-operating expense (income)	—	—	—	0.1	0.1
Discontinued Operations EBIT	—	(3.7)	2.7	(34.8)	(35.8)
Discontinued operations impairment and plant closure	—	3.7	—	43.9	47.6
Adjusted EBIT (Discontinued Operations)	—	—	2.7	9.1	11.8

Adjusted EBIT (Bemis Company Inc.) (a)	$109.5	$102.4	$101.2	$116.4	$429.5

Average Invested Capital[1] (b)					2,795.5
Assumed tax rate[2] (c)					35.0%
Adjusted ROIC (a * (1 - c) / b)					10.0%

1 - Average invested capital includes all equity and debt amounts, less cash calculated on a five-quarter average.
2 - Tax rate assumed to be the U.S. federal statutory rate.